September 10, 2007

Techsphere Systems International, Inc.
2055 Phillips Street, Columbus, Georgia 31903
Attn: Michael Lawson, CEO

Re:	Extension of Minimum Payment dates under $2,500,000 Promissory Note dated June 15, 2007

Dear Mr. Robinson:

Microsoft Corporation (“Microsoft”) is in receipt of your letter dated August 22, 2007, requesting a 60-day extension of the Minimum Payment due dates under that $2,500,000.00 Promissory Note executed by Techsphere Systems International, Inc. (“TSI”) in favor of Microsoft on June 15, 2007 (the “Note”). This letter sets forth the terms of Microsoft’s agreement to extend the Minimum Payment dates. Capitalized terms not defined in this letter shall have the meanings set forth in the Note.

1.	New Due Dates for Minimum Payments

The due date for TSI’s delivery to Microsoft of the First Minimum Payment, in the amount of $875,000 (not $850,000, as stated in your August 22 letter), is hereby extended to October 26, 2007. Please note that, as provided in the Note, the First Minimum Payment must be paid directly from TSI’s lender to Microsoft out of the proceeds of TSI’s financing.

The due date for TSI’s delivery of the Second Minimum Payment, in the amount of $50,000, is hereby extended to January 25, 2008.

The due date for TSI’s delivery of the Third Minimum Payment, in the amount of $875,000, is hereby extended to March 24, 2008.

If TSI fails to timely make all of the Minimum Payments in strict compliance with this revised payment schedule, TSI will be liable for the full principal sum of $2,500,000 and all accrued interest under the Note, on the terms provided therein, payable in equal monthly installments commencing on April 1, 2008, in an amount sufficient to fully repay all outstanding principal and interest (together with all additional interest accruing on the balance) by August 1, 2010. TSI must pay all interest accruing from June 15, 2007, in connection with the Reduced Prepayment Option if all three Minimum Payments are not received by January 25, 2008.

2.	All Other Terms Remain Unchanged

All other terms of the Note shall remain unchanged notwithstanding any other provisions of this letter or any oral communications between Microsoft and TSI, including without limitation Microsoft’s right to demand acceleration and immediate payment of all principal and accrued interest evidenced by the Note upon written notice to TSI for any default under the Note.

3.	No Implied Waiver

No delay or omission by Microsoft to exercise any right or power accruing upon any default under the Note (including without limitation Microsoft’s agreement herein to a one-time extension of the Minimum Payment dates) shall impair any such right or power or shall be construed as a waiver of the right.

4.	Authorization to Correspond with TSI’s Proposed Lenders

Microsoft retains the right to correspond directly with TSI’s proposed lenders regarding the general status of TSI’s loan application(s) and to ensure that funds are wired directly to Microsoft in connection with the loan closing.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, MODIFY LOAN TERMS, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Please sign and return to me a copy of this letter in the space provided below to confirm our understanding.

Very Truly Yours,

MICROSOFT CORPORATION
By: /s/ Jeff Koontz
Jeff Koontz

TECHSPHERE SYSTEM INTERNATIONAL, INC. acknowledges and accepts the terms and conditions set forth above.

TECHSPHERE SYSTEMS INTERNATIONAL, INC.,
a Georgia corporation

By: _______________________________
Name: ____________________________
Its Authorized Signatory